Exhibit 4.3

FIFTH SUPPLEMENTAL INDENTURE
FIFTH SUPPLEMENTAL INDENTURE (this “Fifth Supplemental Indenture”) dated as of May 26, 2017, among Pentair Finance, S.A., a Luxembourg public limited liability company (société anonyme) with registered office at 26, boulevard Royal, L-2449 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 166305 (the “Company”), Pentair plc, an Irish public limited company (the “Parent”), Pentair Investments Switzerland GmbH, a Swiss Gesellschaft mit beschränkter Haftung (the “Guarantor”), and U.S. Bank National Association, a national banking association, as trustee (the “Trustee”), under the Indenture referred to below.
W I T N E S S E T H

WHEREAS, the Company, the Parent, the Guarantor and the Trustee have heretofore executed and delivered an indenture (the “Base Indenture”), dated as of September 16, 2015, providing for the issuance by the Company from time to time of its debt securities to be issued in one or more series, supplemented by (i) the first supplemental indenture (the “First Supplemental Indenture”), dated as of September 16, 2015, among the Company, the Parent, the Guarantor and the Trustee, providing for the issuance of an aggregate principal amount of up to $500,000,000 of 2.900% Senior Notes due 2018 (the “2018 Notes”), (ii) the second supplemental indenture (the “Second Supplemental Indenture”), dated as of September 16, 2015, among the Company, the Parent, the Guarantor and the Trustee, providing for the issuance of an aggregate principal amount of up to $400,000,000 of 3.625% Senior Notes due 2020 (the “2020 Notes”), and (iii) the third supplemental indenture (the “Third Supplemental Indenture” and, collectively with the First Supplemental Indenture, the Second Supplemental Indenture and this Fifth Supplemental Indenture, the “Supplemental Indentures,” and the Supplemental Indentures with the Base Indentures, the “Indenture”), dated as of September 16, 2015, among the Company, the Parent, the Guarantor and the Trustee, providing for the issuance of an aggregate principal amount of up to $250,000,000 of 4.650% Senior Notes due 2025 (the “2025 Notes” and, collectively with the 2018 Notes and 2020 Notes, the “Notes”);
WHEREAS, pursuant to Section 9.02 of the Base Indenture, the Company, the Parent, the Guarantor and the Trustee may amend or supplement the Base Indenture and the Supplemental Indentures with the consent of the holders not less than a majority in aggregate principal amount of the applicable series of Notes affected by such Supplemental Indenture;
WHEREAS, the Company has made a tender offer to purchase the Notes for cash (the “Tender Offer”);
WHEREAS, in connection with the Tender Offer, the Company seeks to obtain the consent of the holders of a majority in principal amount of each series of the outstanding Notes to amend the Base Indenture and applicable Supplemental Indenture as set forth herein; and
WHEREAS, subject to, among other things, (i) the consent of the holders of a majority in principal amount of the applicable outstanding series of Notes and (ii) the holders that tender the applicable series of Notes pursuant to the Tender Offer not being subject to proration (as described in the Tender Offer’s Offer to Purchase and Solicitations of Consents), this Fifth Supplemental Indenture and the amendments set forth herein will be authorized pursuant to Section 9.02 of the Base Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parent, the Company, the Guarantor and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:
1.Capitalized Terms. Capitalized definitional terms used herein without definition shall have the meanings assigned to them in the Indenture.

2.Amendments.

(a)Subject to Section 3(a) below and with respect to all outstanding 2020 Notes only:

i.Sections 4.04, 5.03, 6.01(a)(4) and 10.01 of the Base Indenture and Sections 1.3 and 1.5 of the Second Supplemental Indenture are hereby deleted (including any references to such sections included elsewhere in the Base Indenture), and each of the Company, the Parent and the Guarantor is hereby released from its obligations under such Sections; and

ii.All terms defined or listed in Section 1.01 of the Base Indenture and Section 1.2 of the Second Supplemental Indenture that appear only in the sections of the Base Indenture and Second Supplemental Indenture deleted by this Fifth Supplemental Indenture are hereby deleted.

(b)Subject to Section 3(b) below and with respect to all outstanding 2025 Notes only:

i.Sections 4.04, 5.03, 6.01(a)(4) and 10.01 of the Base Indenture and Sections 1.3 and 1.5 of the Third Supplemental Indenture are hereby deleted (including any references to such sections included elsewhere in the Base Indenture), and each of the Company, the Parent and the Guarantor is hereby released from its obligations under such Sections; and

ii.All terms defined or listed in Section 1.01 of the Base Indenture and Section 1.2 of the Third Supplemental Indenture that appear only in the sections of the Base Indenture and Third Supplemental Indenture deleted by this Fifth Supplemental Indenture are hereby deleted.

(c)Subject to the effectiveness and operability of the aforementioned amendments in accordance with Section 3, any failure by the Company, the Parent or the Guarantor to comply with the terms of any of the foregoing Sections of the Indenture (whether before or after the execution of this Fifth Supplemental Indenture) shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequences under the Indenture, in each case with respect to the applicable series of Notes only.

(d)For the avoidance of doubt, the rights of the holders of the applicable series of Notes are modified by this Fifth Supplemental Indenture, the provisions of which shall be controlling in the event of any conflict between such provisions and any provisions set forth in the applicable series of Notes.

3.Effectiveness and Operability. This Fifth Supplemental Indenture shall become effective upon execution by each of the Company, the Parent, the Guarantor and the Trustee; provided, however:

(a)With respect to the 2020 Notes only, Sections 2(a), 2(c) and 2(d) of this Fifth Supplemental Indenture will not become operative until the later of (a) the close of business on the final settlement date of the Tender Offer and (b) the time and date that the following conditions precedent are met: (i) the Company accepts for purchase all 2020 Notes properly tendered and not validly withdrawn pursuant to the Tender Offer and the amount of 2020 Notes purchased was not subject to proration and (ii) the Company has received consents sufficient to amend the Base Indenture and Second Supplemental Indenture pursuant to the terms of Section 9.02 of the Base Indenture in connection with the Tender Offer and such consents have not been revoked before the expiration of the Tender Offer solely pursuant to the terms of the Tender Offer.

(b)With respect to the 2025 Notes only, Sections 2(b), 2(c) and 2(d) of this Fifth Supplemental Indenture will not become operative until the later of (a) the close of business on the final settlement date of the Tender Offer and (b) the time and date that the following conditions precedent are met: (i) the Company accepts for purchase all 2025 Notes properly tendered and not validly withdrawn pursuant to the Tender Offer and the amount of 2025 Notes purchased was not subject to proration and (ii) the Company has received consents sufficient to amend the Base Indenture and Third Supplemental Indenture pursuant to the terms of Section 9.02 of the Base Indenture in connection with the Tender Offer and such consents have not been revoked before the expiration of the Tender Offer solely pursuant to the terms of the Tender Offer.

4.Confirmation of Indenture. The Base Indenture, as supplemented and amended by this Fifth Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, the Supplemental Indentures and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

5.Governing Law. This Fifth Supplemental Indenture shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State without regard to conflicts of law principles (except for Sections 5-1401 and 5-1402 of the New York General Obligations Law) that would require the application of any other law. This Fifth Supplemental Indenture is subject to the provisions of the Trust Indenture Act of 1939 that are required to be part of this Fifth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions. The application of articles 86 to 94-8 of the Luxembourg law on commercial companies dated 10 August 1915, as amended, to the Indenture is excluded.

6.Counterparts. This Fifth Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Fifth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Fifth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Fifth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7.Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

8.Separability. In case any one or more of the provisions contained in this Fifth Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Fifth Supplemental Indenture, but this Fifth Supplemental Indenture shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein.

9.Concerning the Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained in this Fifth Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness. The Trustee shall not be responsible for and makes no representations as to (i) the validity or sufficiency of this Fifth Supplemental Indenture, (ii) the proper authorization hereof by the Guarantor, the Parent and the Company by action or otherwise, (iii) the due execution hereof by the Guarantor, the Parent and the Company or (iv) the consequences of any amendment herein provided for.

10.Legal, Valid and Binding Obligations. The Parent, the Guarantor and the Company hereby represent and warrant that, assuming the due authorization, execution and delivery of this Fifth Supplemental Indenture by the Trustee, this Fifth Supplemental Indenture is the legal, valid and binding obligation of the Parent, the Guarantor and the Company, enforceable against the Parent, the Guarantor and the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting the enforcement of creditors’ rights and to general equity principles.

11.No Benefit. Nothing in this Fifth Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the holders of the Notes, any benefit or legal or equitable rights, remedy or claim under the Supplemental Indentures or the Base Indenture.

12.Amendments and Supplemental Indentures. This Fifth Supplemental Indenture and the Notes are subject to the provisions regarding supplemental indentures and amendments set forth in Article IX of the Base Indenture.

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IN WITNESS WHEREOF, the parties hereto have caused this Fifth Supplemental Indenture to be duly executed and attested, all as of the date first above written.

COMPANY:
Pentair Finance, S.A.

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: Director

By: /s/ Benjamin D. Peric
Name: Benjamin D. Peric
Title: Director

PARENT:
Pentair plc

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: Senior Vice President, Chief Accounting Officer and Treasurer

GUARANTOR
Pentair Investments Switzerland GmbH

By: /s/ Mark C. Borin
Name: Mark C. Borin
Title: Managing Director

By: /s/ Julien Lugon-Moulin
Name: Julien Lugon-Moulin
Title: Director

TRUSTEE:
US Bank National Association, as Trustee

By: /s/ Rick Prokosch
Name: Rick Prokosch
Title: Vice President